Exhibit 99.1

Industrial Services of America, Inc. Reports Third Quarter 2011 Results

LOUISVILLE, KY (November 14, 2011) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets, and offers programs and equipment to help businesses manage wastes, today reported financial results for the third quarter ending September 30, 2011.

The Company posted sales of $55.8 million for the quarter ended September 30, 2011 compared with $76.6 million in the third quarter of 2010.  Net loss was $4.5 million (basic and diluted loss of $0.67 per share) in the third quarter of 2011, compared with net income of $1.9 million (basic and diluted earnings of $0.28 per share) in the third quarter of 2010.  Included in the net loss for the third quarter ended September 30, 2011 is a charge of approximately $3.4 million to write down the value of the Company's stainless steel inventory at September 30, 2011, due to the weakness in the economy and unusually steep nickel and stainless steel price declines in the third quarter of 2011, in accordance with lower of cost or market accounting guidance. There were no write-downs from our ferrous and non-ferrous operations.

For the three months ending September 30, 2011:

--    Total revenue was $55.8 million in the third quarter of 2011, compared with $76.6 million in the third quarter of 2010.

--    Net loss was $4,536,007 (basic and diluted earnings of $0.67 per share) in the third quarter of 2011, compared with net income of $1,922,621 (basic and diluted earnings of $0.28 per share) in the third quarter of 2010.  Basic and diluted weighted average shares outstanding were 6,789,917 in the third quarter of 2011 and were 6,784,917 and 6,835,480 respectively (split-adjusted) for basic and diluted shares in the third quarter of 2010.

--    Earnings (Loss) before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2011 was $(6,038,526) compared with EBITDA of $4,508,515 for the third quarter of 2010. (See attached reconciliation.)

For the nine months ending September 30, 2011:

--    Total revenue was $226.9 million for the first nine months of 2011, compared with $243.5 million for the first nine months of 2010.

--    Net loss was $2,056,649 (basic and diluted loss of $0.30 per share) for the first nine months of 2011, compared with net income of $6,033,085 (basic and diluted earnings of $0.92 and $0.91 per share, respectively) for the first nine months of 2010.  Basic and diluted weighted average shares outstanding were 6,922,271 in the third quarter of 2011 and were 6,566,879 and 6,610,879 respectively (split-adjusted) for basic and diluted shares in the third quarter of 2010.

--    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first nine months of 2011 was $1,357,727 compared with EBITDA of $13,758,169 for the first nine months of 2010. (See attached reconciliation.)

Key Highlights for the Third Quarter Ending September 30, 2011

            -     Financial position remains strong

            -     Ferrous orders remain stable

            -     Upgraded inventory systems and yards

            -     Upgraded shredder to add more capacity

            -     Added industry veteran to assist in stainless operations management

Recycling Volumes -- 3rd Quarter 2011 Summary

            --          Stainless volumes decreased 70.9% from the third quarter of 2010

            --          Ferrous volumes increased 8.7% from the third quarter of 2010

            --          Non-Ferrous volumes decreased 16.2% from the third quarter of 2010

Brian Donaghy, President ISA, commented, "The third quarter was very challenging.  The global economy remained uncertain and commodity prices were very volatile during the period.  During the early part of 2011 we actively purchased inventory for our Stainless Steel and Alloys division in response to what we saw as consistent demand.  This was answered with a steep decline in nickel prices which resulted in reduced demand from stainless steel scrap consumers worldwide.  We have since started to see some renewed demand from consumers and look for this to continue into the first quarter of 2012.  We are currently shipping in all divisions at what we feel are acceptable levels given the time of year and the current economic uncertainty."

Harry Kletter, 84-year-old founder, Chairman and CEO, states, "Our Company had remarkably strong revenue and profit growth during 2009 and 2010. During that time we purchased a stainless steel scrap company and invested $12 million in a new shredder which helped drive this growth. Since then, we have continued to upgrade our facilities. The past two quarters have been very difficult due to an unstable world economy, very volatile commodity prices, and uncertainty in the business community.  Although the past two quarters have been very disappointing, we have taken our losses, we have made changes to our operations, we have brought in new highly qualified personnel, we have improved our balance sheet and we have a much larger business than we did three years ago.  We continue to invest for the eventual economic recovery and we expect to be stronger than ever. We will continue to analyze our operations and staff and will make changes as needed. Also, moving forward we must handle inventory risks more prudently and therefore we have updated our inventory systems and brought in very experienced management to run our stainless operation.  In my view, the future of this company is outstanding."

The Company notes that on November 15, 2005 its Board of Directors authorized a share buyback program.  The Company intends to monitor the market for its shares and may repurchase shares in the future depending on market conditions that prevail from time to time.

Conference Call to Discuss Third Quarter 2011 Results

ISA will host a conference call on Monday, November 14, 2011, at 2:00 p.m. Eastern time to discuss third quarter results.  Participants can access the call by dialing:

U.S. and Canada Dial-in Number: (877) 354-6067

Conference ID #: 26901129

Callers should identify the Industrial Services of America earnings results call.

A replay will be available November 14, 2011 at 2:45 EST through midnight November 16, 2011 by calling: (855) 859-2056 or (404) 537-3406.

ISA's 2011 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(UNAUDITED)

	2011	2010
	(in thousands, except per share information)
Revenue from services	$ 1,403	$ 1,761
Revenue from product sales	54,363	74,789
Total Revenue	55,766	76,550

Cost of goods sold for services	1,300	1,687
Cost of goods sold for product sales	55,496	67,494
Inventory adjustment for lower of cost or market	3,441	-
Total Cost of goods sold	60,237	69,181

Selling, general and administrative expenses	2,694	3,884

(Loss) income before other income (expense)	(7,165)	3,485

Other income (expense)
Interest expense	(426)	(353)
Interest income	5	6
Gain (loss) on sale of assets	(30)	22
Other income, net	19	44
Total other expense	(432)	(281)

(Loss) income before income taxes	(7,597)	3,204

Income tax provision (benefit)	(3,061)	1,281

Net (loss) income	$ (4,536)	$ 1,923

Basic (loss) earnings per share	$ (0.67)	$ 0.28

Diluted (loss) earnings per share	$ (0.67)	$ 0.28

Weighted shares outstanding:
Basic	6,790	6,785

Diluted	6,790	6,835

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(UNAUDITED)

	2011	2010
	(in thousands, except per share information)
Revenue from services	$ 4,064	$ 4,831
Revenue from product sales	222,852	238,703
Total Revenue	226,916	243,534

Cost of goods sold for services	3,758	4,474
Cost of goods sold for product sales	212,345	217,654
Inventory adjustment for lower of cost or market	3,441	-
Total Cost of goods sold	219,544	222,128

Selling, general and administrative expenses	9,045	10,649

(Loss) income before other income (expense)	(1,673)	10,757

Other income (expense)
Interest expense	(1,632)	(1,022)
Interest income	16	24
Gain on sale of assets	111	256
Other income (loss), net	(483)	40
Total other expense	(1,988)	(702)

(Loss) income before income taxes	(3,661)	10,055

Income tax provision (benefit)	(1,605)	4,022

Net (loss) income	$ (2,056)	$ 6,033

Basic (loss) earnings per share	$ (0.30)	$ 0.92

Diluted (loss) earnings per share	$ (0.30)	$ 0.91

Weighted shares outstanding:
Basic	6,922	6,567

Diluted	6,922	6,611

INDUSTRIAL SERVICES OF AMERICA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months ending Sept 30,		Nine Months ending Sept 30,
	2011	2010	2011	2010
Net Income(Loss)	(4,536,007)	1,922,621	(2,056,649)	6,033,085
Interest expense	426,182	353,338	1,632,301	1,021,949
Income tax provision/(benefit)	(3,061,268)	1,281,747	(1,605,138)	4,022,057
Depreciation	945,067	950,809	2,824,713	2,681,078
Amortization	187,500	-	562,500	-
EBITDA (1)	(6,038,526)	4,508,515	1,357,727	13,758,169

(1)        EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville, KY, Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/